Exhibit 99.1

To:	Directors and Executive Officers of Metabolix, Inc.

From:	Sarah P. Cecil, General Counsel

Date:	June 17, 2010

Re:	Notification of Imposition of a Blackout Period Pursuant to Sarbanes-Oxley Section 306(a)

This notice is to inform you of significant restrictions on your ability to trade in equity securities of Metabolix, Inc. (the “Company”) during an upcoming “blackout period” (the “Blackout Period”) that will apply to the Metabolix Employee 401(k) Plan (the “Plan”).

1.      During the Blackout Period, you will be prohibited from, directly or indirectly, purchasing, selling, exercising or otherwise acquiring or transferring any equity security of the Company (or derivative security of such equity security, such as stock options) that you acquired in connection with your services or employment as a director or executive officer (including, for instance, shares acquired upon the exercise of stock options or in connection with a restricted stock award). The prohibition on transactions by you applies to equity securities in which you have a pecuniary interest, including amounts, if any, you may have invested in Company stock under the Plan and other securities, such as Company stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. These restrictions are required to comply with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR because the Blackout Period will specifically apply to Company common stock in the Plan.

2.      The Blackout Period is being imposed because the Plan Committee has decided to transfer the duties of trustee and recordkeeper of the Plan to Putnam Investments. Investment alternatives in the Plan will also be changed during the Blackout Period. The Blackout Period will begin on July 27, 2010 and is expected to end during the week of August 8, 2010. During these weeks, you can determine whether the Blackout Period has started or ended by calling Putnam Investments at 1-888-411-4015. The Blackout Period is in addition to the Company’s trading windows related to its earnings releases and will have the effect of shortening the customary trading window generally applicable under normal circumstances.

3.      Certain exemptions from these rules apply, but the exemptions are narrow and should be discussed with Sarah P. Cecil, General Counsel for the Company, before you or your family members take any action concerning Company equity securities during the Blackout Period. These rules are in addition to the rules in the Company’s insider trading policy. The prohibition on purchases, sales and other transactions does not apply to trades made pursuant to Rule 10b5-1 trading plans, provided that you did not enter into or modify the trading plan during the Blackout Period, or while aware of the actual or approximate beginning or ending dates of the Blackout Period.

4.      If you have any questions regarding the Blackout Period, you should contact:

Sarah P. Cecil, General Counsel

Metabolix, Inc.

21 Erie Street

Cambridge, MA 02139

Phone: 617-583-1709

Email: scecil@metabolix.com